                                    [LETTERHEAD]

August 31, 1995

Robert J. Stevenish
106 Bremen Lane
McMurray, Pa. 15317

Dear Bob:

This letter confirms our offer to you as Executive Vice President, Operations, with responsibility for stores and distribution, reporting to Bernie Brennan, Chairman and Chief Executive Officer and serving as a member of the Executive Committee. Your compensation plan will include the following:

   1) Base salary of $450,000 annually, paid semi-monthly.

   2) Target bonus on the Performance Management Plan of $150,000. Based upon the achievement of specific objectives for the year, you have the opportunity to earn up to 150% of your target bonus. For fiscal 1995, your target bonus of $150,000 will be guaranteed.

   3) Participation in the Montgomery Ward Long Term Incentive Plan. For the 1993-1995 cycle, you will participate at 50% of the normal award, with a target of $78,750. Thereafter, you will continue to participate at the full award level, which has a target level of 35% of your average base pay.

   4) You will receive a hiring bonus of $50,000 within 30 days of employment to handle miscellaneous expenses of your move. This payment will not offset payments due in paragraph 6.

   5) You will participate in the senior officer perquisites, including; financial counseling, tax assistance, executive medical, and annual physical examination.

   6) Montgomery Ward will provide you with a full relocation plan, including movement of household goods, househunting trips, and home purchase option at 100% of appraised value. In addition, Montgomery Ward will pay your closing costs on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first six months (or until relocation if sooner) will be paid by Montgomery Ward.

Robert J. Stevenish
August 31, 1995
Page Two

   7) You will receive a stock option for 55,000 shares of Montgomery Ward Holding stock at the fair value of $24.50 as of the date of acceptance. These options will vest as follows:

                     25,000 Nov. 1, 1996
                     30,000 Nov. 1, 1997

      All stock options in point 7 are subject to the Terms and Conditions of the Stockholders Agreement. (A copy of the current 10-Q is included.)

   8) If Montgomery Ward initiates a separation of your employment prior to November 1, 1997 for any reason other than "Cause" as defined below, you will receive:

      A) The greater of your base salary and P.M.P. bonus through November 1, 1997 or one year's base salary. After November 1, 1997, you will participate in the normal Senior Officer Severance Plan of one year's base salary.

      B) The continuation of the vesting of your stock and stock options through November 1, 1997.

      "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

      If you voluntarily leave Montgomery Ward, or are separated for "Cause", you will receive no severance payments, nor will your stock continue to vest beyond your separation date.

Robert J. Stevenish
August 31, 1995
Page Three

I am happy that you are considering joining Montgomery Ward. If you are in agreement with this letter, please sign below and return it to me whereupon it will become our binding agreement. I am certain that your management ability can help move Montgomery Ward to the premier position in the Industry.

Sincerely,

/s/ Robert A. Kasenter
------------------------------------
Robert A. Kasenter

cc: Bernie Brennen

                                              /s/ Robert J. Stevenish
                                              ----------------------------
                                              Robert J. Stevenish


                                              August 31, 1995*
                                              ----------------------------
                                                          Date


*Employment to commence November 1, 1995 or any earlier date that I am released from my employment obligations to Hills' Stores Company.